Exhibit 1

Westpac Banking Corporation Level 18, 275 Kent Street Sydney, NSW, 2000

10 February 2026

Retirement of Chief Information Officer

Westpac today announced Chief Information Officer Scott Collary will retire from the bank later this year after a distinguished career in financial services and six years with Westpac.

Mr Collary has led Westpac’s technology function through a significant period of modernisation, resilience uplift and simplification across core systems.

Westpac CEO Anthony Miller said Mr Collary had played a central role in strengthening the bank’s technology foundations.

“Scott has made a major contribution to the way our technology supports our customers and people every day. The bank is more stable, more resilient and better protected because of the work he has led,” Mr Miller said.

“Most importantly, Scott has played a critical role in cyber security and scam prevention, protecting Westpac’s customers from a range of significant ongoing threats.

“Scott brought a calm and deliberate approach to complex challenges, and we thank him for his significant contribution.”

Mr Collary will remain with the bank during a transition period while a search is underway.

For further information:

Hayden Cooper	Justin McCarthy
Group Head of Media Relations	General Manager, Investor Relations
0402 393 619	0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.